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CONTACT:	Thomas T. Hendrickson Executive Vice President Chief Financial Officer Gart Sports Company 203/222-9013	Investor/Press Relations: Chad A. Jacobs Integrated Corporate Relations 303/863-2293

GART SPORTS COMPANY UPDATES SALES AND EARNINGS GUIDANCE

Denver, CO—May 9, 2003—Gart Sports Company, (NASDAQ: GRTS), today announced that it currently expects to report first quarter fiscal 2003 net sales of approximately $228 million, compared to $245 million for the same period last year, and a same store sales decline of 8.8% for the quarter, compared to a 5.5% increase for the same quarter last year. The Company also stated that it expects to report fully diluted earnings per share of $0.31 to $0.34, including a net gain of approximately $0.16 associated with non-recurring events and a related tax benefit. Excluding these items, the Company expects to report first quarter fully diluted earnings per share of $0.15 to $0.18, compared to $0.22 for the corresponding period a year ago. Tables reconciling pro forma net earnings per share calculations for the first quarter of 2003 to net earnings per share calculated in accordance with generally accepted accounting principles appear at the end of this release. Gart Sports Company plans to report actual first quarter results on or about May 22, 2003.

The non-recurring events in the first quarter include an expected settlement with the Company's former parent (Thrifty Payless Holdings, Inc.) regarding an IRS examination of its 1992 and 1993 consolidated federal income tax returns and related interest thereon as well as the expected tax benefit related to this settlement. Also included is an expected settlement of the Company's wage and hour class action lawsuits pending in California.

Doug Morton, Chairman, President and Chief Executive Officer commented, "We knew the first quarter would be a challenge for us since we were up against a 5.5% comparable store sales increase in first quarter last year. Our sales results in February were negatively impacted by the comparison to last year's Winter Olympics business while March's sales were affected by the Rocky Mountain's largest snow storm in over 90 years, which coincided with the company's seasonal transition to our spring merchandise assortment. Like many other retailers we were expecting a strong April given the Easter holiday shift, but sales came in below expectations for the month. While our recent sales trends are improving, we believe it is prudent to adopt a more conservative outlook for the second quarter. Consequently, we now expect same store sales and earnings per share in the second quarter to be flat compared to the prior year. As year-over-year comparisons become easier in the second half of this year, we would expect the range for 2003's standalone fully diluted earnings per share to be $1.92 to $1.95, excluding the first quarter's net one time gain and related tax benefit."

Mr. Morton continued, "Despite the challenging retail environment, we remain very confident about our merger with The Sports Authority and given the recent FTC clearance we expect the deal to close late in the second quarter. This transaction will allow us to recognize significant operating synergies and provide us with compelling merchandising and growth opportunities. We are dedicated to further leveraging our position in the market as we create the nation's preeminent sporting goods retailer."

Gart Sports and Sports Authority stockholders and other investors are urged to read the joint proxy statement/prospectus and other materials that have been and will continue to be filed by Gart Sports and The Sports Authority with the SEC. These documents contain important information that should be read carefully before any decision is made with respect to the merger. When documents are filed with the SEC, they will be available for free at the SEC's website at www.sec.gov. Documents are also available for free from the contact persons listed above.

Gart Sports Company, headquartered in Denver, Colorado, is the largest full-line sporting goods retailer in the Western United States. The Company was established in 1928 and offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. Gart Sports Company operates 180 stores in 25 states under the Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under a license and e-commerce agreement. The Company trades on the Nasdaq National Market under the symbol GRTS.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart Sports' and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart Sports and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general and in the companies' specific market areas, unseasonable weather and those risks generally associated with the integration of the two companies. There can be no assurance that the merger will close, as to the timing of the closing, that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments

Quarter 1 FY03 Guidance Ranges:

Thirteen Weeks Ended May 3, 2003
Fully diluted EPS before net one time gain and tax benefits	$0.15 - $0.18
Net fully diluted EPS impact of one time gain at effective tax rate	$0.02
Tax benefit associated with tax settlement	$0.14
Fully diluted EPS as reported	$0.31 - $0.34

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GART SPORTS COMPANY UPDATES SALES AND EARNINGS GUIDANCE